Exhibit 10.2

Portions of this exhibit, indicated by the mark “[***],” have been redacted pursuant to a confidential treatment request.

2 July 2007

(1) LIPOXEN PLC

- and -

(2) COLIN HILL

SERVICE AGREEMENT

THIS AGREEMENT is made the 2nd day of July 2007

BETWEEN:

(1)	LIPOXEN PLC a company registered under the laws of England whose registered office is at 22 Melton Street, London NW1 2BW (“the Company”)

(2)	COLIN HILL of [***] (the “Executive”).

IT IS HEREBY AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words and expressions shall, except where the context requires otherwise, have the following meanings:

“AIM” means the Alternative Investment Market of London Stock Exchange plc (or a successor thereof);

“Associated Company” means in relation to the Company, another company which is a subsidiary or subsidiary undertaking of, or a holding company or parent undertaking of, or another subsidiary or subsidiary undertaking of a holding company or parent undertaking of, the Company. “subsidiary” “subsidiary undertaking” “holding company” and “parent undertaking” means the meanings respectively ascribed thereto by sections 736 and 7i6A of the Companies Act 1985 (as amended);

“Board” means the Board of Directors from time to time of the Company and any duly appointed committee of the Board;

“Business” means the carrying on of the business of biotechnology research, development and marketing of polysialylation drug delivery products and any and all other business or management services in which the Company or any Associated Company shall be engaged, concerned or interested from time to time and ip which the Executive was involved or had contact and dealings during the course of this Agreement;

“Business Day” means any day other than a Saturday or Sunday when banks are ordinarily open for business in the United Kingdom;

“Confidential Business Information” means any information of a confidential or secret nature (including without limitation customer accounts, global and regional operations, investment strategies and projects, trade secrets, inventions, designs, formulae, financial information, technical information, marketing information, and lists of customers) whether or not recorded in documentary form or on computer disc or tape;

“Customer” means any person, firm, company or other organisation whatsoever to whom the Company or any Associated Company has supplied Business;

“employment” means the Executive’s employment under this Agreement or, as the context requires, its duration;

“ERA 1996” means Employment Rights Act 1996;

“External Advisor” means any consultant or other advisor engaged by the Company to assist in the identification and negotiation of Fundraising but which for the avoidance of doubt shall not include the Company’s solicitors and auditors from time to time;

“Group” means the Company and each Associated Company (if any);

“Incapacity” means any illness, accident or other like cause which prevents the Executive from performing his duties hereunder;

“Intellectual Property” means, without limitation, copyright material, inventions, designs (whether registrable or not), processes, products, formulae, notations, improvements, know-how, goodwill, reputation, moulds, get-up, logos, devices, plans, models, literary material, computer codes, studies, data, charts, specifications, computer firmware and software, any work consisting of a computer programme or work generated by a computer, pre-contractual and contractual documents and all drafts of the above works and materials and materials and working papers relating to such works and materials;

“Intellectual Property Rights” means patents, registered and unregistered design rights, trademarks, service marks, trade names, goodwill, copyrights, moral rights, database rights and all other intellectual property rights (in each case in any part of the world and whether or not registered or registrable and to the fullest extent thereof and for the full period thereof and all extensions and renewals thereof) and all applications for registration thereof;

“Production” means (and consonant expressions) used in relation to Relevant Intellectual Property includes the invention, creation, conception, improvement, discovery, design, research, development and manufacture thereof,

“the Regulations” means Working Time Regulations 1998:

“Relevant Intellectual Property” means all Intellectual Property produced invented, created, conceived or discovered by the Executive either alone or with any other person at any time now or hereafter during the continuance in force of this Agreement (whether or not in the course of his employment) which is Intellectual Property of the kind produced at any such time by the Company or any Associated Company, or relates directly or indirectly to the Business or which may in the reasonable opinion of the Company be capable of being used or adapted for use therein or in connection therewith;

“Termination Date” means the date on which this Agreement ends.

1.2	References in this Agreement and in any schedules to statutes shall include any statute modifying, re-enacting, extending or made pursuant to the same or which is modified, reenacted, or extended by the same.

1.3	Headings are for ease of reference only and shall not be taken into account in the construction of this Agreement.

1.4	Any reference to the Executive shall, if appropriate, include his personal representatives.

1.5	Any reference in this Agreement to a clause or sub-clause is to the relevant clause or sub-clause of this Agreement.

1.6	Any schedules to this Agreement form an integral part thereof and any reference to this Agreement includes a reference to such schedules.

1.7	Nothing in this Agreement shall prohibit the Executive from making a protected disclosure under the Public Interest Disclosure Act 1998.

2	STATUTORY PARTICULARS OF EMPLOYMENT

This Agreement contains the statutory particulars of employment required by section I of the ERA 1996. There are no collective agreements in force which directly affect the terms and conditions of the Executive’s employment.

3	APPOINTMENT

The Company appoints the Executive as Finance Director for the Company pursuant to Clause 6 below.

4	PLACE OF WORK

The Executive shall perform his duties from his home address and, as may be required from time to time, from the Company’s office at 2 Royal College Street, London, NW1, or such other place as the Executive and the Company may agree, including at a location operated by an Associated Company (provided that such location is at a reasonable proximity to London). The Executive may be required to travel within and outside the United Kingdom for the purpose of carrying out his duties under this Agreement.

5	TERM

5.1	The Executive’s employment commenced on 11 June 2007.

5.2	The Executive’s employment shall be for an indefinite period terminable by either party giving to the other not less than 12 months’ notice in writing.

5.3	The Executive represents and warrants that he is not bound by or subject to any contract, court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or performing his duties under it.

6	POWERS, DUTIES AND WORKING HOURS

6.1	The Executive is required to work not less than 2.5 full time equivalent days per week to be determined by the Executive in a manner consistent with the fulfillment of his duties to the Company and the Board.

6.2	During the continuance of the Executive’s employment the Executive shall:

(a)	be flexible in his approach to work because of the nature of the Company’s business demands. The Executive shall carry out such duties and exercise such powers to manage and promote the interests of the Business of the Company or Group as may from time to time be assigned to him and at such place as determined by the Company in accordance with Clause 4;

(b)	carry out his duties in a proper, diligent, faithful and efficient manner and use his best endeavours to promote and maintain the interests and reputation of the Group;

(c)	report directly to the Board and comply with all reasonable directions given to him by the Board and, acting reasonably, keep the Board promptly and fully informed (in writing if requested) of the conduct of the Business or affairs of the Group and provide such explanations and information as the Board may require in connection with such Business or affairs;

(d)	do all in his power to promote, develop and protect the business of the Company or Group and at all times comply with all rules and regulations of the Company which are consistent with this Agreement;

(e)	refrain from making statements about the Group which he knows to be false or misleading;

(f)	work such hours as may be necessary or appropriate from time to time in order for the Executive properly and effectively to carry out his duties. In any event, the Executive accepts that by signing this Agreement, he has agreed that regulation 4 (i) of the Regulations shall not apply. The Executive accepts that such opt-out will be for an indefinite period but may be terminated by the Executive giving three months’ written notice of termination of the opt-out to the Company at any time.

7	REMUNERATION

7.1	The Executive shall be paid a basic salary at the rate of £75,000 per annum based on a full-time salary of £150,000 per annum.

7.2	The Executive’s salary and compensation shall be reviewed annually by the Company without any obligation to increase.

7.3	The salary referred to in clause 7.1 (or as adjusted pursuant to review referred to in clause 7.2) shall accrue from day to day and will be paid each month in arrears on or about 25th day of each month.

7.4	The Executive will be eligible to participate in the Company’s share option scheme, from time to time in force.

8	EXPENSES

8.1	The Company shall reimburse to the Executive all reasonable travelling, hotel, entertainment, telephone/mobile phone and other out-of-pocket expenses properly incurred by him in the proper performance of his duties subject to the production of monthly statements of such expenses including, where relevant, the appropriate VAT invoices and such other evidence as the Company may require. The Executive shall be repaid within 5 Business Days from the submission of his request for reimbursement of any expenses.

9	DEDUCTIONS

The Company reserves the right to deduct from the Executive’s salary, bonus or any payments due to the Executive on the termination of this Agreement or any other sums due to the Executive any sums which the Executive owes the Company including any overpayments or loans made to the Executive by the Company.

10	PENSION AND OTHER BENEFITS

10.1	The Company shall pay a sum equal to 8%? per cent of the Executive’s then current salary in each year of his employment (with a pro rata payment in respect of part of the year) to a personal pension scheme which has been established by the Company for his benefit or into such other personal pension scheme as the Executive may direct. There is no contracting out certificate in force in respect of the Executive’s employment.

10.2	The payments referred to in clause 10.1 will be made monthly.

10.3	The Executive and the members of his household will be eligible for inclusion in the Company’s private medical scheme. The Executive may elect to have cover provided for members of his household.

10.4	The Executive will be covered by the Company’s permanent health insurance scheme.

11	HOLIDAYS

11.1	The Company’s holiday year runs from 1st January to 31st December (“Holiday Year”). In addition to statutory holidays the Executive shall be entitled in every Holiday Year to 12 working days’ paid holiday (based on a full-time entitlement of 20 days’ per annum). The Executive shall not be entitled to carry forward any unused part of his holiday to the next Holiday Year which holiday entitlement shall be paid in full.

11.2	For the Holiday Year during which the Executive’s employment commences or terminates the Executive’s holiday entitlement shall accrue pro rata monthly in advance and proportional to the number of days worked during that Holiday Year. Where this calculation results in fractions of days the amount of leave which can be taken is rounded up to the next half day. Any rounded up element is deducted from the leave remaining.

11.3	Save as provided for in clause 11.2 above, the Executive’s entitlement to holiday accrues pro rate throughout each holiday year (disregarding fractions of days). The Executive will be deemed to have taken statutory holiday first.

11.4	On the termination of the Executive’s employment, the Executive shall be entitled to pay in lieu of accrued but untaken holiday, and will calculate a day’s pay on a 1/260th basis.

11.5	If the Executive has taken holiday in excess of his entitlement on termination of employment he will be required to give account for it and the Company will make a deduction from his final salary payment accordingly.

12	INCAPACITY

12.1	If the Executive is absent from work due to Incapacity he shall notify the Company as soon as possible about the nature of his illness and how long he is likely to be absent. If the Incapacity continues for seven or more consecutive days the Executive shall provide a medical practitioner’s statement on the eighth day and weekly thereafter. Immediately following the Executive’s return to work after a period of absence the Executive shall complete a self-certification form which shall be made available by the Company.

12.2	If the Executive is absent from work due to Incapacity duly notified and certified in accordance with Clause 12.1 the Company shall pay the Executive at his basic rate of salary for the first 3 months of any period of sickness absence, after which the Executive will be paid at 75% of his basic rate of salary for sickness absence up to 6 months, and then 25% of his basic salary for sickness absences up to 12 months. After 12 months sickness absence, the Company will not pay any enhanced sickness pay and the Executive will only be entitled to SSP.

12.3	If the Incapacity shall be occasioned by a third party in respect of which damages are recoverable the Executive shall immediately notify the Board of that fact and of any settlement or judgment made in connection with it and shall give to the Board such particulars and all payments made to the Executive by the Company by way of salary (including any bonus or commission) or sick pay shall to the extent that damages for loss of earnings are recoverable from that third party constitute loans from the Company to the Executive (notwithstanding that as an interim measure income tax and national insurance has been deducted from payments as if they were emoluments of employment) and shall be repaid to the Company when and to the extent that the Executive recovers damages for loss of earnings.

12.4	The remuneration paid under Clause 12.2 shall include any statutory sick pay payable and when this is exhausted shall be reduced by the amount of any state benefits (including state sickness benefit and invalidity benefit) and other benefits recoverable by the Executive (whether or not recovered).

13	CONFIDENTIAL INFORMATION

13.1	The Executive shall not (except in the proper performance of his duties) during or after his employment has ended divulge to any person or otherwise make use of (and shall use his best endeavours to prevent the publication or disclosure of) any trade secret or any confidential information concerning the business or finances of the Company or any Associated Company or any of their dealings transactions or affairs or any trade secret or any such confidential information concerning any of their suppliers, agents, distributors or clients.

13.2	Confidential information includes, but is not limited to: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) which is not in the public domain relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or any of its or their business contacts.

13.3	The restrictions in clauses 13.1 and 13.2 shall not apply to information which:

13.3.1	comes into the public domain otherwise than by a breach by the Executive of his obligations under this Agreement; or

13.3.2	is disclosed to the Executive by a third party who has not received it directly or indirectly from the Company or any Associated Company; or

13.3.3	must be disclosed by any applicable law, to the extent of such required disclosure.

14	DATA PROTECTION

14.1	The Executive acknowledges that the Company will hold personal data relating to the Executive such data will include the Executive’s employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive personal data relating to the Executive’s health, and data held for equal opportunities purposes). The Company will hold such personal data for personnel administration and management purposes and to comply with the obligations regarding the retention of Executive/worker records. The Executive’s right of access to such data is as prescribed by law.

14.2	The Executive hereby undertakes and agrees that the Company may process personal data relating to personnel administration and management purposes, and may, when necessary for those purposes,

make such data available to its advisers, to third parties providing products and/or services to the Company, (such as IT systems suppliers, pensions, benefits and payroll administrators) and as required by law. Further, the Executive hereby agrees that the Company may transfer such data to and from any Associated Company. By signing this Agreement, the Executive expressly consents to the collection, transfer and use of such data in accordance with this Clause 14.

15	INTELLECTUAL PROPERTY

15.1	All Relevant Intellectual Property and all Intellectual Property Rights therein shall to the fullest extent permitted by law and statute belong to, vest in and be the absolute, sole and unencumbered property of the Company or an Associated Company immediately on its coming into existence and the Company or any Associated Company shall be entitled, free of charge, to the exclusive use thereof.

15.2	The Executive hereby:

(a)	acknowledges for the purposes of Section 39, Patents Act 1977 that because of the nature of his duties and the particular responsibilities arising from the nature of his duties he has and at all times during his employment will have a special obligation to further the interests of the Business (for the avoidance of doubt limited to the scope of his duties set out in clause 6) and undertakings of the Company and of any Associated Company;

(b)	undertakes to notify and disclose to the Company in writing all Relevant Intellectual Property forthwith upon the Production of the same and to keep secret and confidential (before or after termination of the Executive’s employment) such Relevant Intellectual Property, and promptly whenever requested by the Company and in any event upon the termination of his employment deliver up to the Company all correspondence and other documents, papers and records, and all copies thereof in his possession, custody and power relating to any Relevant Intellectual Property and the Executive shall sign a declaration of compliance with the terms of this Clause 15.2.2;

(c)	undertakes to hold upon trust for the benefit of the Company or any Associated Company any Relevant Intellectual Property and the Intellectual Property Rights therein to the extent the same may not be and until the same are vested absolutely in the Company or any Associated Company;

(d)	assigns by way of future assignment all copyright, design rights and other propriety rights (if any) in all Relevant Intellectual Property;

(e)

pursuant to Section 77 and the provisions of Chapter IV of Part 1 of the Copyright, Designs and Patents Act 1988, unconditionally and irrevocably waives his rights to be identified as the author of any of the Relevant Intellectual Property in which copyright subsists (“the Work”) including any moral rights to the Work and not to have the

Work subjected to derogatory treatment; and this waiver is made expressly in favour of the Company and shall extend to licensees and successors in title to the copyright in the Work;

(f)	acknowledges that, save as provided by law, no further remuneration or compensation other than that provided for herein is or may become dice to him in respect of the performance of his obligations under this Clause 15;

(g)	undertakes at the expense of the Company to execute all such documents and give such assistance as may reasonably be necessary or desirable to vest in and register or obtain letters or patents in the name of the Company or any Associated Company and otherwise to protect and maintain the Relevant Intellectual Property and the Intellectual Property Rights therein; and

(h)	agrees that the Company may, on his behalf, do all such things to vest full right and title to any Relevant Intellectual Property in the Company or as it shall direct and, as regards any third party, the Executive agrees that any such document or act shall be conclusive and binding upon the third party.

15.3	The Executive agrees and understands that rights and obligations under this Clause 15 apply both during the Executive’s employment with the Company and after its termination for whatever reason and shall be binding upon the Executive’s representatives.

15.4	To the extent that by law any Relevant Intellectual Property or the Intellectual Property Rights therein do not, or are not permitted to, vest in or belong to the Company or any Associated Company the Executive agrees upon the same coming into existence promptly to offer to the Company or any Associated Company in writing a right of first refusal to acquire the same on arm’s length terms to be negotiated and agreed between the parties in good faith.

16	RESTRICTIONS DURING EMPLOYMENT

16.1	Definitions

In this clause the following words shall have the following meanings:

“Termination Date”

the date on which the employment terminates;

“Relevant Date”

the earlier of the date on which the employment terminates or the date on which notice of termination is given (whether by the Executive or the Company) whichever is the earlier.]

“Person”

includes any company, firm, organisation or other entity;

“Area”

within England, Scotland, Wales, Northern Ireland, the Channel Islands, Isle of Man

“Client”

any Person to whom the Company or an Associated Company supplied goods or services during the 12 months preceding the Relevant Date and with whom at any time during such period the Executive was actively involved in the course of his employment;

“Prospective Client”

any Person with whom the Company or any Associated Company had negotiations or discussions regarding the possible supply of goods or services during the 12 months immediately preceding the Relevant Date and with whom at any time during such period the Executive was actively involved in the course of his employment.

16.2	In order to protect the goodwill, confidential information, trade secrets and business connections of the Company or any Associated Company the Executive covenants with the Company that:

16.2.1	Non-competition

the Executive shall not for a period of 6 months from the Relevant Date directly or indirectly be interested or concerned in any business which is carried on in the Area and which:

16.2.1.1	concerns the drug and vaccine delivery business with which the Executive was actively involved at any time during 12 months ending on the Relevant Date; or

16.2.1.2	is competitive or likely to be competitive with the business of the Company or any Associated Company being carried on at the Relevant Date and with which the Executive was actively involved during the 12 months ending on the Relevant Date.

For this purpose, the Executive is concerned in a business if:

16.2.1.3	he carries it on as principal or agent; or

16.2.1.4	he is a partner, director, employee, secondee, consultant or agent in, of or to any Person who carries on the business; or

16.2.1.5	he has any direct or indirect financial interest (as shareholder or otherwise) in any Person who carries on the business.

16.2.2	Non-solicitation

the Executive shall not for a period of 12 months from the Relevant Date in the Area directly or indirectly:

16.2.2.1	canvass or solicit business or approach any Clients or Prospective Clients in respect of goods or services similar to those being provided by the Company or any Associated Company as at the Relevant Date;

16.2.2.2	seek to do business or deal with any Clients or Prospective Clients in respect of goods or services similar to those being provided by the Company or any Associated Company as at the Relevant Date; or

16.2.2.3	canvass or solicit business from or make an approach to any supplier of the Company or any Associated Company with whom the Executive was actively involved during the 12 months ending on the Relevant Date to cease to supply, or to restrict or vary the terms of supply to the Company or any Associated Company or otherwise interfere with the relationship between such a supplier and the Company or any Associated Company.

16.2.2.4	accept employment with or act as consultant for any Client.

16.2.3	Non-poaching

the Executive shall not for a period of 12 months after the Relevant Date directly or indirectly:

16.2.3.1	induce or attempt to induce any employee of the Company or any Associated Company who is engaged in any business activity carried on by the Company or any Associated Company at the Relevant Date and with whom the Executive during the 12 months ending on the Relevant Date had material dealings in the course of his employment, to leave the employment of the Company or any Associated Company (whether or not this would be a breach of contract by that employee) for the purposes of being involved in or engaged in the types of business referred to in sub-clauses 16.2.1.1 and 16.2.1.2 above; or

16.2.3.2	engage, attempt to engage, employ, attempt to employ or offer employment or work (and in each case whether directly or indirectly, including through an employment agency or other intermediary) to any employee of the Company or any Associated Company who is engaged in any business activity carried on by the Company or any Associated Company at the Relevant Date and with whom the Executive during the 12 months ending on the Relevant Date had material dealings in the course of his employment, for the purposes of being involved in or engaged in the types of business referred to in sub-clauses 16.2.1.1 and 16.2.1.2 above.

16.3	The restrictions in this clause are considered by the parties to be reasonable and the validity of each sub-clause shall not be affected if any of the others is invalid. If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

16.4	The Executive acknowledges that the provisions of this clause are no more extensive than is reasonable to protect the Company or any Associated Company.

17	SHARE DEALINGS

The Executive shall comply where relevant with every rule of law, every regulation of the UK Listing Authority and/or London Stock Exchange plc and/or AIM or any other market on which the Executive deals and every regulation of the Company in force in relation to dealings in shares, debentures or other securities of the Company or any Associated Company and unpublished price sensitive information affecting the shares, debentures or other securities of any other company, provided always that in relation to overseas dealings the Executive shall also comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place.

18	TERMINATION

18.1	If the Executive:

(a)	shall knowingly commit any act of dishonesty relating to the Company, or any Associated Company; or

(b)	commits any serious breach or repeats or continues (after warning) any breach of any of his obligations hereunder; or

(c)	is guilty of any serious misconduct or any other conduct which in the reasonable opinion of the Company brings the Company or any Associated Company into disrepute or which is likely to affect prejudicially the interests of the Company or any Associated Company; or

(d)	shall be prohibited or disqualified by law from holding the office which the Executive holds in the Company or any Associated Company or shall resign from any such office without the prior written consent of the Board; or

(e)	is declared bankrupt or enters into any composition or arrangement with or for the benefit of his creditors including a voluntary arrangement under the Insolvency Act 1986; or

(f)	is convicted of any arrestable criminal offence (other than an offence under road traffic, health and safety, trade descriptions or environmental legislation for which the Executive is not sentenced to any term of imprisonment whether immediate or suspended)

THEN the Company shall be entitled at its absolute discretion to terminate the Executive’s employment immediately without notice or payment in lieu of notice whereupon the Executive shall have no claim against the Company for damages or otherwise by reason only of such termination.

18.2	Upon the termination of the Executive’s employment for whatever reason the Executive agrees that:

(a)	during any period of notice, the Company may in its absolute discretion require the Executive to perform only such duties as it may allocate to him which are within the scope of his duties in Clause 6 or not to perform any of his duties or to exclude him from any premises of the Group (without providing any reason therefore) and that the Company may require the Executive to stay away from and have no contact with any employees, officers, customers, clients, agents, trade connections or suppliers of the Group provided always that the Executive’s entitlement to salary, Success Fees (if any) and all other sums payable to him pursuant to this Agreement shall continue to be paid and provided to the Executive until his employment is terminated; and

(b)	at the request of the Company and if applicable, transfer without payment any nominee shares held by the Executive on behalf of the Company and/or any Associated Company to the Company and/or any Associated Company; and in the event of the Executive’s failure to do so within seven days of such request the Company may effect such transfers on the Executive’s behalf; and

(c)	at the request of the Company, immediately deliver to the Company all Relevant Intellectual Property, Confidential Business Information, documents (including copies), keys, credit cards and other property of the Company or any Associated Company in the Executive’s possession.

18.3	The termination of the Executive’s employment for whatever reason shall not affect those provisions of this Agreement which are expressed to or are otherwise intended to have effect thereafter.

18.4	The Company may suspend the Executive for the purpose of investigating any misconduct alleged against the Executive, which if substantiated would give the Company a right to terminate this Agreement pursuant to Clause 18.1 and, during any such period the Executive shall not. Except with the prior consent in writing of the Board, attend at any premises of the Company or any Associated Company or contact any employee, customer or supplier of the Company or any Associated Company. The Company shall be under no obligation to provide any work for the Executive during such period and the Executive shall, at the request of the Company, immediately deliver to the Company all or any of its property.

18.5	Notwithstanding the termination of this Agreement for whatever reason, the Executive will continue to be entitled to all share options which have been granted to him or to which the Executive is or may become entitled notwithstanding any termination of his employment, subject to the terms of any Share Option Agreement(s) entered into or to be entered into between the Executive and the Company (or any Associated Company) pursuant to this Agreement, and the rules of the relevant share option scheme.

18.6	Upon the termination of the Executive’s employment, howsoever arising, the Executive shall have no rights as a result of this Agreement or any alleged breach of this Agreement to any compensation under or in respect of any share option or bonus scheme in which he may participate or have received grants or allocations out of before the Termination Date. Any rights which he may have under such schemes, shall be exclusively governed by the rules of these schemes.

19	GRIEVANCE AND DISCIPLINARY PROCEDURE

19.1	The Executive is referred to the disciplinary and appeals procedure normally operated by the Company from time to time which is available from the Company Secretary.

19.2	The provisions of the Company’s disciplinary and appeals procedure are not contractual. The Company may change any of the provisions of the grievance procedure or of a substituted procedure by amendment, additional deletion or by substitution of the new rules or procedures from time to time at its discretion.

19.3	If the Executive is dissatisfied with any disciplinary procedure relating to him he should apply in writing to the Company’s Chairman within five working days on the date on which he is notified of the disciplinary decision with which he disagrees.

19.4	If the Executive has a grievance relating to his employment he should, in the first instance, speak to the Company’s Chief Executive Officer. If the grievance is not then resolved to his satisfaction, he should refer to the grievance procedure which is available from the Company Secretary.

19.5	The Company reserves the right to suspend the Executive on full pay for the purposes of investigating any allegation of misconduct or breach of this Agreement. During any period of suspension pursuant to this clause the Executive shall not, except with the prior written consent of the Company attend any premises of the Company or any Associated Company, conduct any business on behalf of the Company or any Associated Company or contact any employee or customer of the Company or any Group Company.

20	E-MAIL/INTERNET POLICY

20.1	The Executive shall not send any e-mails of a defamatory, discriminatory or an abusive nature and shall be prohibited from knowingly accessing or downloading any pornographic or other offensive material and the Executive will indemnify the Company during and after his employment against all liability resulting from the Executive’s breach of this Clause 23.

20.2	The Company reserves the right to monitor all e-mail/Internet activity by the Executive and the Executive acknowledges that such a right falls within the exception set out in Article 8(2) of the European Convention on Human Rights.

20.3	A breach of this Clause is misconduct and may result in the termination of the Executive’s employment pursuant to Clause 18.1 (a).

21	GENERAL

21.1	This Agreement supersedes all other agreements whether written or oral between the Company or any Associated Company and the Executive relating to the employment of the Executive including entitlements to equity, share options, shares and bonuses and the Executive agrees that he is not entering into this Agreement in reliance on any representation not expressly set out herein.

21.2	The Executive warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any contract with, or of any other obligation to, any third party binding upon the Executive and the Company warrants that prior to executing this Agreement all necessary consents and approvals were obtained and all statutory requirements complied with by it.

21.3	If the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement then the Executive shall have the right in his absolute discretion to accept such offer save for any statutory rights the Executive may have, and whether or not the Executive accepts such an offer he shall have no claim against the Company in respect of the termination of his employment.

21.4	This Agreement may be amended only by written agreement between the parties.

21.5	If any provision of this Agreement shall be unenforceable for any reason but would be enforceable if part of it were deleted, then it shall apply with such deletions as may be necessary to make it enforceable.

22	NOTICES

22.1	Any notice or other communication given or made under this Agreement shall be in writing and delivered to the relevant party or sent by first class post to the address of that party specified in this Agreement or such other address in England as may be notified by that party from time to time for this purpose, and shall be effectual notwithstanding any change of address not so notified.

22.2	Unless the contrary shall be proved each such notice or communication shall be deemed to have been given or made, if by first class prepaid post, 48 hours after posting and, if by delivery, at the time of delivery.

23	CHANGES TO TERMS OF EMPLOYMENT

23.1	The Company reserves the right to make reasonable changes to any of the Executive’s terms and conditions of employment with the Executive’s prior written consent.

23.2	The Executive shall be notified in writing about any changes proposed under Clause 23.1.

24	GOVERNING LAW

This Agreement shall be governed by and construed in all respects in accordance with English law and the parties agree to submit to the exclusive jurisdiction of the English Courts or English Employment Tribunals as regards any claim or dispute arising in respect of this Agreement.

25	EXECUTION

This Agreement may be executed in two or more counterparts and the counterparts shall together constitute one agreement provided that each party has executed one or more counterparts.

IN WITNESS WHEREOF this Agreement has been executed as a deed on the date set out above.

EXECUTED as a deed (but not delivered		)
until dated) by	)
LIPOXEN PLC	)		/s/ M.S. Maguire
acting by:	)		M.S. Maguire
Director/~~Secretary~~

SIGNED as a deed (but not delivered until		)
dated) by	)
COLIN HILL			/s/ COLIN HILL
in the presence of:	)

Schedule One

Statement Of Particulars Pursuant To The Employment Rights Act 1996

The Executive’s period of continued employment commenced on 8 November 2001. A period of employment with a previous employer does not count as part of the Executive’s continuous employment with the Company.

The Company’s disciplinary and grievance procedures will be supplied to you separately. For the avoidance of doubt any disciplinary or grievance procedure do not form part of the Service Agreement.

The Executive is under no obligation to work overseas for periods exceeding 1 month.

The Company is not a party to any collective agreement which affects the Executive’s employment.

Signed as a Deed by LIPOXEN PLC
acting by:

Director

Signed as a Deed by COLIN HILL	/s/ COLIN HILL

in the presence of:

Witness signature:

Name:

Address:

Occupation:

1